EXHIBIT 99.1

Jones Soda Reports First Quarter 2023 Results

Expanded Gross Margin by 200 Basis Points Combined with Reduced Expenses Resulting in Improvements Across the Bottom Line

SEATTLE, May 04, 2023 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda known for its unconventional flavors and user-submitted photo labels, announced its financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Financial Summary vs. Year-Ago Quarter

  Revenue was $3.9 million compared to $4.5 million.
  Gross profit as a percentage of revenue increased 200 basis points to 29.3% compared to 27.3%.
  Net loss improved to $1.4 million, or $(0.01) per share, compared to a net loss of $1.7 million, or $(0.02) per share.
  Adjusted EBITDA1 was approximately $(1.1) in both quarters.

Management Commentary

“As we started 2023, we knew that the first quarter was going to be a difficult year-over-year comparison across the top-line due to last year’s Q1 revenue increasing 58% year-over-year aided by a one-time inventory stocking event with one of our largest customers in our core bottled soda business,” said Mark Murray, President and CEO of Jones Soda. “Despite this challenging comparison, we believe momentum in our core bottled business remained strong and we continued to make notable progress in our cannabis segment. In addition, our ability to strategically manage pricing, promotions and marketing spend resulted in improved gross margins, reduced operating expenses and a bottom-line moving closer to breakeven.

“Within our core bottled soda business, we continue to follow sales velocity on a per account basis and believe that promotional activity in the current environment will be key to keeping consumers engaged with our brand. We’ve seen encouraging pick-ups across several of our larger customers, including expanding store count with Target, launching our first national listing of our Root Beer flavor in 2,000+ Kroger stores, and significantly exceeding sales velocity expectations with Meijer. We also believe that our special release program remains a catalyst for growth and excitement at Jones Soda. Our Key Lime Pie flavor has been actively circulating in the market, and we are pleased by the high demand it has generated so far. Additionally, our upcoming release, Hatch Chile Lime, has already garnered healthy responses and we look forward to launching this flavor soon.

“Looking at Mary Jones and our cannabis business, momentum continues to grow in California, where we have seen strong sales of our 10-milligram and 100-milligram beverages. In response to this strong performance, we are planning to expand our flavor portfolio with the addition of Grape and Cola, bringing the lineup to a total of six great tasting options for consumers to choose from. We were also able to launch a synergistic promotion that complements our core bottled soda business for ‘4/20,’ in which we offered both our cannabis-infused and regular sodas at a discount for those purchasing pre-rolled joints at dispensaries. Outside of California, we are gaining traction and are on track with planned expansions in Washington, Michigan and Nevada. While we continue to manage through the varying regulatory complexities unique to each state, we have focused on formulating our products to the strictest of standards, allowing for expansion into new markets to be a much more efficient process.

“Overall, I’m proud of our organization and our ability to continue to execute according to our strategy. Despite inflationary pressures in the consumer environment and some persistent supply chain uncertainties, we are pleased to be making steady progress, which we believe will further position Jones Soda for long-term success. We look forward to continuing to deliver one-of-a-kind experiences to our customers, while capitalizing on opportunities to expand in high-growth categories that we believe will deliver sustained shareholder value.”

First Quarter 2023 Financial Results

Revenue in the first quarter of 2023 was $3.9 million compared to $4.5 million in the prior year period. The decrease was primarily attributable to an outsized sales performance in the first quarter of 2022, driven mostly by a one-time inventory stocking event with one of our largest customers.

Gross profit as a percentage of revenue increased 200 basis points to 29.3% for the first quarter of 2023 compared to 27.3% in the year-ago period. The increase was primarily driven by proactive pricing adjustments and lower freight costs during the quarter.

Net loss for the first quarter of 2023 improved to $1.4 million, or $(0.01) per share, compared to a net loss of $1.7 million, or $(0.02) per share, in the first quarter of 2022. The improvement in net loss was primarily attributable to the aforementioned increase in gross profit margin and a decrease in total operating expenses.

Adjusted EBITDA1 was approximately $(1.1) in both the first quarter of 2023 and the same quarter in 2022, mostly as a result of lower sales revenues in 2023, offset by higher gross profit margin and lower total operating expenses.

At March 31, 2023, cash and cash equivalents totaled $6.4 million compared to $8.0 million at December 31, 2022.

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1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2023.

Date: Thursday, May 4, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-0784
International dial-in number: 1-201-689-8560
Conference ID: 13735538

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 11, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13735538

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which management evaluates the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with subsidiaries dedicated to the development, marketing and distribution of cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones Soda's mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com or www.MaryJonesCannabis.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations and its ability to continue as a going concern, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its financings completed in 2022; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic and other factors on its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on March 29, 2023 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Mark Murray
President and CEO
1-206-624-3357

Investor Relations Contact:

Cody Cree
Gateway Group
1-949-574-3860
JSDA@gatewayir.com

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	March 31, 2023	December 31, 2022
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$6,431	$7,971
Accounts receivable, net of allowance of $115 and $110, respectively	3,265	3,170
Inventory	3,285	2,621
Prefunded insurance premiums from financing	408	612
Prepaid expenses and other current assets	594	601
Total current assets	13,983	14,975
Fixed assets, net of accumulated depreciation of $311 and $309, respectively	125	127
Total assets	$14,108	$15,102
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,870	$1,070
Accrued expenses	1,208	1,643
Insurance Premium Financing	408	612
Taxes payable	11	10
Total current liabilities	3,497	3,335
Total liabilities	3,497	3,335
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 100,698,135 shares and 100,263,135 shares, respectively	89,884	89,680
Accumulated other comprehensive income	290	287
Accumulated deficit	(79,563)	(78,200)
Total shareholders’ equity	10,611	11,767
Total liabilities and shareholders’ equity	$14,108	$15,102

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)

	Three months ended March 31,
	2023	2022
	(Unaudited)

Revenue	$3,870	$4,523
Cost of goods sold	2,735	3,286
Gross profit	1,135	1,237
Gross profit %	29.3%	27.3%

Operating expenses:
Selling and marketing	1,032	1,143
General and administrative	1,456	1,522
	2,488	2,665
Loss from operations	(1,353)	(1,428)
Interest income	-	2
Interest expense	-	(231)
Other income, net	(5)	-
Loss before income taxes	(1,358)	(1,657)
Income tax expense, net	(5)	(7)
Net loss	$(1,363)	$(1,664)

Net loss per share - basic and diluted	$(0.01)	$(0.02)
Weighted average common shares outstanding - basic and diluted	100,451,635	77,721,719

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, in thousands)

	Three months ended March 31,
	2023	2022
GAAP net income (loss)	$(1,363)	$(1,664)
Stock based compensation	266	268
Interest income	-	(2)
Interest expense	-	231
Income tax expense, net	5	7
Depreciation and Amortization	9	16
Non-GAAP Adjusted EBITDA	$(1,083)	$(1,144)